Filed Pursuant to Rule 433

Registration No. 333-202584

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Russell 2000® Index due August 3, 2018

Term Sheet to Pricing Supplement dated January 29, 2016

Summary of terms

Issuer	Canadian Imperial Bank of Commerce

Term	Approximately 2.5 years

Market Measure	Russell 2000® Index (the “Index”)

Pricing Date	January 29, 2016

Issue Date	February 3, 2016

Principal Amount	$1,000 per security (100% of par)

Redemption Amount	See “How the Redemption Amount is calculated” on page 3

Stated Maturity Date	August 3, 2018

Starting Level	1035.381, the closing level of the Index on the Pricing Date

Ending Level	The closing level of the Index on the Calculation Date

Capped Value	131% of the Principal Amount ($1,310 per security)

Threshold Level	90% of the Starting Level

Participation Rate	150%

Calculation Date	July 27, 2018

Calculation Agent	Canadian Imperial Bank of Commerce

Denominations	$1,000 and integral multiples of $1,000 in excess thereof

Agent’s Commission	2.67%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP	13605WBD2

Investment description

•	Linked to the Russell 2000® Index

•	Unlike ordinary debt securities, the securities do not pay interest at a specified rate or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the Principal Amount of the securities, depending on the performance of the Index from the Starting Level to the Ending Level.

The Redemption Amount will reflect the following terms:

If the level of the Index increases:

You will receive the Principal Amount plus 150% participation in the upside performance of the Index, subject to a maximum total return at maturity of 31% of the Principal Amount

If the level of the Index decreases, but the decrease is not more than 10%, or equals the Starting Level:

You will be repaid the Principal Amount

If the level of the Index decreases by more than 10%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

•	Investors may lose up to 90% of the Principal Amount

•	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the securities included in the Index for payment; if the Issuer defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

The Issuer’s estimated value of the securities on the pricing date, based on the Issuer’s internal pricing models, is $970.00 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement, the accompanying prospectus supplement and prospectus.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities. Your financial advisor or broker will not accept an order in respect of the securities without first confirming that you have reviewed these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a Capped Value of 131% per $1,000 security, a Participation Rate of 150% and a Threshold Level equal to 90% of the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Ending Level	Hypothetical percentage change from the Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount per security(1)	Hypothetical pre- tax total rate of return	Hypothetical pre-tax annualized rate of return(2)
1811.917	75.00%	$1,310.00	31.00%	11.10%
1553.072	50.00%	$1,310.00	31.00%	11.10%
1397.764	35.00%	$1,310.00	31.00%	11.10%
1345.995	30.00%	$1,310.00	31.00%	11.10%
1242.457	20.00%	$1,300.00	30.00%	10.78%
1138.919	10.00%	$1,150.00	15.00%	5.67%
1087.150	5.00%	$1,075.00	7.50%	2.92%
1035.381(3)	0.00%	$1,000.00	0.00%	0.00%
983.612	-5.00%	$1,000.00	0.00%	0.00%
931.843	-10.00%	$1,000.00	0.00%	0.00%
921.489	-11.00%	$ 990.00	-1.00%	-0.40%
880.074	-15.00%	$ 950.00	-5.00%	-2.04%
828.305	-20.00%	$ 900.00	-10.00%	-4.17%
776.536	-25.00%	$ 850.00	-15.00%	-6.40%
517.691	-50.00%	$ 600.00	-40.00%	-19.43%
258.845	-75.00%	$ 350.00	-65.00%	-37.90%
0.000	-100.00%	$ 100.00	-90.00%	-73.84%

(1) Reflects a Capped Value of 131% or $1,310.00 per security.

(2) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(3) The Starting Level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Level.

How the Redemption Amount is calculated

The Redemption Amount will be determined as follows:

•	If the Ending Level is greater than the Starting Level, the Redemption Amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 x	Ending Level – Starting Level Starting Level	x Participation Rate	; and

(ii)	the Capped Value

•	If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, the Redemption Amount will be equal to $1,000

•	If the Ending Level is less than the Threshold Level, the Redemption Amount will be equal to $1,000 minus

$1,000 x	Threshold Level – Ending Level Starting Level

In such a case, you will lose up to 90% of your Principal Amount.

Russell 2000® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2005 to January 29, 2016. The closing level on January 29, 2016 was 1035.381. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 90% Less, Than The Principal Amount Of Your Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Cap.
•	The Stated Maturity Date May Be Postponed In Certain Circumstances.
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement:
•	The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note.
•	Investors in Indexed Notes Will Have No Ownership of the Underlying Securities.
•	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Canadian Imperial Bank of Commerce. The securities are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

The securities are not sponsored, endorsed, sold, or promoted by Frank Russell Company (‘Russell’). Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in these securities particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to Canadian Imperial Bank of Commerce and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Canadian Imperial Bank of Commerce and its affiliates or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CANADIAN IMPERIAL BANK OF COMMERCE AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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